Exhibit 3.1

ARTICLES OF INCORPORATION

OF

STANCORP FINANCIAL GROUP, INC.

(as amended as of May 12, 2014)

The following version of the Articles of Incorporation has been prepared for filing with the Securities and Exchange Commission, and includes all amendments reflected in Articles of Amendment filed with the Oregon Secretary of State through June 2, 2014.

ARTICLE 1

Name

The name of the Corporation is StanCorp Financial Group, Inc.

ARTICLE 2

Capital Stock

A. The Corporation is authorized to issue a total of Four Hundred Million (400,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of Common Stock and One Hundred Million (100,000,000) shares of Preferred Stock.

B. Holders of Common Stock are entitled to one vote per share. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

C. The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the “Act”), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

(1) The number of shares in and the distinguishing designation of that series;

(2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

(3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

(4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

(5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

(6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

(7) Any other rights, preferences and limitations of that series that are permitted by law to vary.

D. Series A Preferred Stock.

(1) Designation and Amount. The shares of such series shall be designated as “Series A Preferred Shares” and the number of shares constituting such series shall be 500,000.

(2) Dividends and Distributions.

(i) The holders of shares of Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the purpose, dividends in an amount per share equal to 100 (the “Adjustment Number”) multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “Common Stock”) after the first issuance of any share or fraction of a share of Series A Preferred Shares.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph 2(i) at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock).

(iii) Dividends shall not be cumulative. Unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(3) Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

(i) Each Series A Preferred Share shall entitle the holder thereof to the number of votes equal to the Adjustment Number then in effect on all matters submitted to a vote of the shareholders of the Corporation.

(ii) Except as otherwise provided herein or by law, the holders of Series A Preferred Shares and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(4) Certain Restrictions.

(i) Whenever dividends or distributions payable on the Series A Preferred Shares as provided in subparagraph 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series A Preferred Shares outstanding shall have been declared and paid in full, the Corporation shall not in such fiscal year:

(a) declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and, dividends or distributions payable in Common Stock;

(b) purchase or otherwise acquire for consideration any Series A Preferred Shares or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph 4(i), purchase or otherwise acquire such shares at such time and in such manner.

(5) Restriction on Issuance of Shares: Reacquired Shares. The Corporation shall not issue any Series A Preferred Shares except upon exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 20, 2009, between the Corporation and Mellon Investor Services, LLC, (the “Rights Agreement”), a copy of which is on file with the secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of shares of Series A Preferred Shares shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Shares.

(ii) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank senior to or on a parity with the Series A Preferred Shares, then assets shall be distributed first to holders of any series of Preferred Shares ranking senior to the Series A Preferred Shares to the extent of their liquidation preferences and such remaining assets shall be distributed ratably to the holders of Series A Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

(7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each common Share is changed or exchanged.

(8) Anti-Dilution Adjustments to Adjustment Number. In the event the Corporation shall at any time after April 20, 2009 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this Article 2 shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article 2 shall be adjusted by multiplying the Adjustment Number then in effect by, a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors. Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this paragraph 8 if only the rights, options or warrants that were exercised had been issued.

(9) No Redemption. The Series A Preferred Shares shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence, the Corporation may acquire Series A Preferred Shares in any other manner permitted by law.

(10) Amendment. Subsequent to the Distribution Date (as defined in the Rights Agreement) these Articles of Incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred shares, voting separately as a class.

(11) Fractional Shares. Series A Preferred Shares may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

ARTICLE 3

Number and Tenure of Directors

A. The number of directors of the Corporation shall be not less than nine (9) nor more than twenty-one (21), and within such limits the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. Until the annual meeting of shareholders held in 2015, the directors shall be divided into three classes, as nearly equal in number as possible, with directors in each class elected to serve three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. At the annual meeting of shareholders held in 2015 and in each year thereafter, directors elected to succeed those directors whose terms expire shall be elected to serve one-year terms and until their successors are elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B. Directors of the Company may be removed only for cause at a meeting of shareholders called expressly for that purpose.

C. Any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the Board of Directors, the remaining directors if less than a quorum (by the vote of a majority thereof) or by a sole remaining director. If the vacancy is not so filled, it shall be filled by the shareholders at the next annual meeting of shareholders. A vacancy that will occur at a specified later date, by reason of a resignation or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

D. This Article 3 may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 70 percent of the shares then entitled to vote at an election of directors.

ARTICLE 4

Amendment of Bylaws

Both the Board of Directors and the shareholders shall have the power to alter, amend or repeal the Bylaws of the Corporation. Any repeal or change of the Bylaws by the shareholders shall require the affirmative vote of not less than 70 percent of the votes entitled to be cast on the matter. This Article 4 may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 70 percent of the shares then entitled to vote at an election of directors.

ARTICLE 5

No Personal Liability

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE 6

Indemnification

The Corporation may indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer or employee of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer or employee, or as a fiduciary of an employee benefit plan, of another Corporation, partnership, joint venture, trust or other enterprise. This Article shall not be deemed exclusive of any other provisions for indemnification of directors, officers and fiduciaries that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in another capacity while holding office.

ARTICLE 7

Fair Price Provision

A. Whether or not a vote of stockholders is otherwise required, the vote of the holders of not less than 70 percent of the outstanding shares of “Voting Stock” (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) with any “Substantial Shareholder” (as hereinafter defined) or any Business Combination in which a Substantial Shareholder has an interest (except proportionately as a stockholder of the Corporation); provided, however, that the 70 percent voting requirement shall not be applicable if either:

(1) The “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Shareholder to become a Substantial Shareholder, or (b) have expressly approved such Business Combination; or

(2) The cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation (other than the Substantial Shareholder) in the Business Combination is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as those terms are hereinafter defined) paid by the Substantial Shareholder involved in the Business Combination in acquiring any of its holdings of the Corporation’s Voting Stock acquired in the last two years.

B. For purposes of this Article 7:

(1) The term “Business Combination” shall include, without limitation, (a) any merger, exchange or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder, (b) any merger, exchange or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder, with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder, (d) any purchase, lease, exchange, transfer or other acquisition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with such Substantial Shareholder, by the Corporation, or any entity controlled by or under common control with the Corporation, (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Substantial Shareholder, (f) the issuance, sale, exchange or other disposition of any securities of the Corporation, or of any entity controlled by or under common control with the Corporation, by the Corporation or by any entity controlled by or under common control with the Corporation, (g) any liquidation, spinoff, splitoff, splitup or dissolution of the Corporation, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(2) The term “Substantial Shareholder” shall mean and include (a) any “Person” (as that term is defined in Section 2(2) of the Securities Act of 1933, as in effect on the date these Articles of Incorporation become effective (the “Effective Date”)) which, together with its “Affiliates” (as hereinafter defined) and “Associates” (as hereinafter defined), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the Effective Date) in the aggregate 15 percent or more of the outstanding Voting Stock of the Corporation, and (b) any Affiliate or Associate (other than the Corporation or a wholly owned subsidiary of the Corporation) of any such Person. Two or more Persons acting in concert for the purpose of acquiring, holding or disposing of Voting Stock of the Corporation shall be deemed a “Person.”

(3) Without limitation, any share of Voting Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned if such right may be exercised within 60 days) pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by such Substantial Shareholder and to be outstanding for purposes of subparagraph B(2) above.

(4) For the purposes of subparagraph A(2) of this Article, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing shareholders, other than any Substantial Shareholder or other Person who is a party to such Business Combination, in the event of a Business Combination in which the Corporation is the survivor.

(5) The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered as one class, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(6) The term “Continuing Director” shall mean a director of the Corporation who was a member of the board of directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.

(7) A Substantial Shareholder shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (b) the market price of the shares in question at the time when such Substantial Shareholder became the Beneficial Owner thereof.

(8) The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder involved in the Business Combination for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of any class or series of capital stock of the Corporation. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by a Substantial Shareholder with respect to the shares of capital stock of the Corporation acquired by such Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price or the Highest Equivalent Price for each class and series of the capital stock of the Corporation. The Highest Per Share Price and Highest Equivalent Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of capital stock of the Corporation, or the declaration of a stock dividend thereon, between the last date upon which the Substantial Shareholder paid the Highest Per Share Price of Highest Equivalent Price and the effective date of the merger or consolidation or the date of distribution to stockholders of the Corporation of the proceeds from the sale of all or substantially all of the assets of the Corporation.

(9) The term “Substantial Part” shall mean 15 percent or more of the fair market value of the total assets of the Person in question, as reflected on the most recent balance sheet of such Person existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

(10) The term” Affiliate,” used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(11) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (a) any entity of which such specified Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified Person, or any relative of such spouse, who has the same home as such specified Person or who is a director or officer of the Corporation or any of its subsidiaries, and (d) any Person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the Corporation or an entity controlled by or under common control with the Corporation).

C. For the purposes of this Article, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (a) the number of shares of Voting Stock that any Person Beneficially Owns, (b) whether a Person is an Affiliate or Associate of another, (c) whether a Person has an agreement, contract, arrangement or understanding with another as to the matters referred to in subparagraph B(1)(h) or B(3) hereof, (d) whether the assets subject to any Business Combination constitute a Substantial Part, (e) whether any Business Combination is one in which a Substantial Shareholder has an interest (except proportionately as a stockholder of the Corporation), and (f) such other matters with respect to which a determination is required under this Article.

D. The provisions set forth in this Article may not be amended, altered, changed. or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of Voting Stock of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Substantial Shareholder who is not a Continuing Director, such action must also be approved by the affirmative vote of the holders of not less than 70 percent of the outstanding shares of Voting Stock.

ARTICLE 8

The street address and the mailing address of the initial registered office of the Corporation is 1100 SW Sixth Avenue, Portland, OR 97204 and the name of its initial registered agent at that address is J. Greg Ness.

ARTICLE 9

The name of the incorporator is Ruth A. Beyer and the address of the incorporator is 900 SW Fifth Avenue, Suite 2300, Portland OR 97204.

ARTICLE 10

The mailing address for the Corporation for notices is 1100 SW Sixth Avenue, Portland OR 97204.

ARTICLE 11

Election of Directors

Except as otherwise required by these Articles, in any election of directors of the Corporation at a meeting of shareholders at which a quorum is present, each director shall be elected if the number of shares voted “for” the director exceeds the number of votes cast “against” that director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.